CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 71 to the Registration Statement on Form N-1A of Fidelity Capital Trust:
Fidelity Value Fund, of our report dated December 6, 1996 on the financial statements and financial highlights included in the October 31, 1996 Annual Report to Shareholders of Fidelity Value Fund.
We also consent to the incorporation by reference in this Post-Effective Amendment, of our report dated February 4, 1997 on the financial statements and financial highlights included in the Annual Report to Shareholders of Fidelity Trend Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.


Boston, Massachusetts      /s/COOPERS & LYBRAND L.L.P.
February 14, 1997          COOPERS & LYBRAND L.L.P.